PROMISSORY NOTE


U.S. $5,300,000.00

April 13, 1994

         FOR VALUE RECEIVED, and at the times hereinafter specified, WINDSOR PARTNERS LIMITED PARTNERSHIP, a Texas limited partnership ("Maker"), whose address is c/o The Berkshire Group, Harbor Plaza, 470 Atlantic Avenue, Boston, Massachusetts 02210, hereby promises to pay to the order of SUN LIFE INSURANCE COMPANY OF AMERICA, a Maryland corporation (hereinafter referred to, together with each subsequent holder hereof, as "Holder"), at l SunAmerica Center, Century City, Los Angeles, California 90067-6022, or at such other address as may be designated from time to time hereafter by any Holder, the principal sum of FIVE MILLION THREE HUNDRED THOUSAND AND NO/lOOTHS DOLLARS ($5,300,000.00), together with interest on the principal balance outstanding from time to time, as hereinafter provided, in lawful money of the United States of America.

         The balance of principal outstanding from time to time under this promissory note (this "Note") shall bear interest at the rate of nine and
one-quarter percent (9.25%) per annum, based on a 360-day year.   Interest
only shall be payable in advance on the date hereof for the period from and including the date hereof through and including April 30, 1994. Commencing on June 1, 1994, and on the first day of each month thereafter through and including April 1, 2001, combined payments of principal and interest shall be payable, in arrears, in the amount of $43,601.80 each (such amount representing an amount sufficient to fully amortize the amount of this Note
over a thirty-year period).   The entire outstanding principal balance,
together with all accrued and unpaid interest and all other sums due hereunder, shall be due and payable in full on May 1, 2001.

         During the first forty-two (42) months after the date of this Note, Maker shall have no right to prepay all or any part of this Note. At any time after the date forty-two (42) months after the date of this Note, Maker shall have the right to prepay the full principal amount of this Note and all accrued but unpaid interest hereon as of the date of prepayment, provided that (a) Maker gives not less than thirty (30) days' prior written notice to Holder of Maker's election to prepay this Note, and (b) Maker pays a prepayment premium to Holder equal to the greater of (i) one percent (1%) of the outstanding principal amount of this Note multiplied by the quotient of the number of full months remaining to maturity of this Note divided by the number of full months comprising the term of this Note or (ii) the Present Value of this Note (as defined below), less the amount of principal being prepaid, calculated as of the prepayment date. Holder shall notify Maker of the amount and basis of determination of the prepayment premium. Holder shall not be obligated to accept any prepayment of the principal balance of this Note unless such prepayment is accompanied by the applicable prepayment
premium and all accrued interest and other sums due under this Note.   In no
event shall Maker be permitted to make any partial prepayments of this Note. If Holder accelerates this Note for any reason, then in addition to Maker's obligation to pay the then outstanding principal balance of this Note and all accrued but unpaid interest thereon, Maker shall pay an additional amount equal to the prepayment premium that would be due to Holder if Maker were voluntarily prepaying this Note at the time that such acceleration occurred, or if under the terms hereof no voluntary prepayment would be permissible on the date of such acceleration, Maker shall pay a prepayment premium calculated as set forth in the Deed of Trust (as hereinafter defined). Notwithstanding the foregoing to the contrary, (A) in the event Holder accelerates this Note pursuant to Section 5.4 of the Deed of Trust, Holder may, at its option, waive payment of any prepayment premium in connection therewith; (B) Maker shall have the right to prepay (1) the full principal amount of this Note and all accrued but unpaid interest hereon as of the date of prepayment without payment of a prepayment premium if such prepayment is made voluntarily (and not as a result of acceleration) within the last six (6) months of the term of this Note, or (2) a portion of the principal balance of this Note under the terms of Section 5.4(b) of the Deed of Trust subject to the payment of the prepayment premium described therein; and (C) no prepayment premium shall be due with respect to a prepayment of this Note under Section 4.5 or
4.8 of the Deed of Trust.

         The "Present Value of this Note" with respect to any prepayment of this Note, as of any date, shall be determined by discounting all scheduled payments of principal and interest remaining to maturity of this Note,
attributed to the amount being prepaid, at the Discount Rate.   If prepayment
occurs on a date other than a regularly scheduled payment date, the actual number of days remaining from the prepayment date to the next regularly scheduled payment date will be used to discount within such period.

         The "Discount Rate" is the rate which, when compounded monthly, is equivalent to the Treasury Rate, when compounded semiannually.

         The "Treasury Rate" is the semi-annual yield on the Treasury Constant Maturity Series with maturity equal to the remaining weighted average life of this Note, for the week prior to the prepayment date, as reported in Federal Reserve Statistical Release H.15 - Selected Interest Rates,
conclusively determined by Holder on the prepayment date.   The rate will be
determined by linear interpolation between the yields reported in Release H.15, if necessary. In the event Release H.15 is no longer published, Holder shall select a comparable publication to determine the Treasury Rate.

         Holder shall not be obligated actually to reinvest the amount prepaid in any treasury obligations as a condition precedent to receiving any prepayment premium.

                   Whenever any payment to be made under this Note shall be stated to be due on a Saturday, Sunday or public holiday or the equivalent for banks generally under the laws of the State of Texas (any other day being a "Business Day"), such payment may be made on the next succeeding Business Day.

         The entire balance of principal, interest, and other sums due upon the maturity hereof, by acceleration or otherwise, shall bear interest from the date due until paid at the rate of eighteen percent (18%) per annum (the "Default Rate"); provided, however, that (i) notwithstanding any other provision of this Note to the contrary, interest at the Default Rate shall be based on the actual number of days in the then-current calendar year (whether 365 or 366); (ii) neither the Default Rate nor any other interest rate under this Note shall exceed the maximum non-usurious interest rate permitted by applicable state or Federal law; and (iii) the foregoing provision concerning interest at the Default Rate shall be subject to the Usury Savings Clause, hereinafter set forth.

         If any payment under this Note is not made within five (5) days of the date when due, interest shall accrue at the Default Rate from the date five (5) days after the date such payment was due until payment is actually made.

         All payments hereunder shall be applied first to the payment of prepayment premiums, if any, then to the repayment of any sums advanced by Holder for the payment of any insurance premiums, taxes, assessments, or other charges against the property securing this Note (together with interest thereon at the Default Rate from the date of advance until repaid), then to the payment of accrued and unpaid interest, and then to the reduction of principal.

         Payments under this Note shall be payable in immediately available funds without setoff, counterclaim or deduction of any kind, and shall be made by electronic funds transfer from a bank account established and maintained by Maker for such purpose.

         This Note is secured by a Deed of Trust, Security Agreement, Fixture Filing, Financing Statement and Assignment of Leases and Rents of even date herewith granted by Maker for the benefit of the named Holder hereof (the "Deed of Trust"), encumbering certain property known as Windsor Apartments, 2811 North Shiloh Road, Garland, Texas, as more particularly described in such Deed of Trust (the "Property"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Deed of Trust.


         Any failure to pay any sum hereunder when due or failure to perform any covenant or agreement herein contained within the applicable grace period established by the Deed of Trust, if any, shall constitute an "Event of Default" hereunder and under the Deed of Trust and under each other document securing or executed in connection with this Note (collectively, the "Loan Documents") and any default (after the expiration of any applicable grace or cure periods) or Event of Default under any of the Loan Documents shall constitute an Event of Default hereunder and under each other Loan Document. Upon the occurrence of any such Event of Default, the entire balance of principal, accrued interest, and other sums owing hereunder shall, at the option of Holder, become at once due and payable without notice or demand.

         Maker hereby certifies and declares that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Note, and to constitute this Note the legal, valid and binding obligation of Maker, enforceable in accordance with the terms hereof, have been done and performed and happened in due and strict compliance with all applicable laws.

         Maker and all parties now or hereafter liable for the payment hereof, primarily or secondarily, directly or indirectly, and whether as endorser, guarantor, surety, or otherwise, hereby severally (a) waive presentment, demand, protest, notice of protest and/or dishonor, and all other demands or notices of any sort whatever with respect to this Note, (b) consent to impairment or release of collateral, extensions of time for payment, and acceptance of partial payments before, at, or after maturity, (c) waive any right to require Holder to proceed against any security for this Note before proceeding hereunder, (d) waive diligence in the collection of this Note or in filing suit on this Note, and (e) agree to pay all costs and expenses, including reasonable attorneys' fees, which may be incurred in the collection of this Note or any part thereof or in preserving, securing possession of, and realizing upon any security for this Note.

         The provisions of this Note and of all agreements between Maker and Holder are, whether now existing or hereafter made, hereby expressly limited so that in no contingency or event whatever, whether by reason of acceleration of the maturity hereof, prepayment, demand for payment or otherwise, shall the amount paid, or agreed to be paid, to Holder for the use, forbearance, or detention of the principal hereof or interest hereon, which remains unpaid from time to time, exceed the maximum amount permissible under applicable law, it particularly being the intention of the parties hereto to conform strictly to the Texas and Federal law, whichever is applicable. If from any circumstance whatever, the performance or fulfillment of any provision hereof or of any other agreement between Maker and Holder shall, at the time performance or fulfillment of such provision is due, involve or purport to require any payment in excess of the limits prescribed by applicable law, then the obligation to be performed or fulfilled is hereby reduced to the limit of such validity, and if from any circumstance whatever Holder should ever receive as interest an amount which would exceed the highest lawful rate, the amount which would be excessive interest shall be applied to the reduction of the principal balance owing hereunder (or, at Holder's option, be paid over to Maker) and shall not be counted as interest. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of this Note, all interest at any time contracted for, charged, or received from Maker in connection with this Note and all other agreements between Maker and Holder, so that the actual rate of interest on account of the indebtedness represented by this Note is uniform throughout the term hereof. This paragraph shall be referred to herein as the "Usury Savings Clause."

         Maker warrants and represents to Holder that the loan evidenced by this Note is for business, commercial, investment, or other similar purpose and not primarily for personal, family, household, or agricultural use, as such terms are used in Chapter One of the Texas Credit Code.

         Except as expressly hereinafter set forth, the recourse of Holder with respect to the obligations evidenced by this Note shall be solely to the Property, Chattels, and Intangible Personalty described in the
Deed of  Trust.    Notwithstanding anything to the contrary contained in this
Note or in any Loan Document, nothing shall be deemed in any way to impair, limit or prejudice the rights of Holder (a) in foreclosure proceedings or in any ancillary proceedings brought to facilitate Holder's foreclosure on the Property or any portion thereof; (b) to recover from Maker damages or costs (including without limitation reasonable attorneys' fees) incurred by Holder as a result of waste of the Property or Chattels by Maker; (c) to recover from Maker any condemnation or insurance proceeds attributable to the Property which were not paid to Holder or used to restore the Property in accordance with the terms of the Deed of Trust or as otherwise agreed in writing; (d) to recover from Maker any rents, profits, security deposits, advances, rebates, prepaid rents or other similar sums attributable to the Property collected by or for Maker following an Event of Default under any Loan Document and not properly applied to the reasonable fixed and operating expenses of the Property, including payments of this Note; (e) to pursue the personal liability of Maker under the provisions of Section 5.11 or 5.12 of the Deed of Trust, including any indemnification provisions under such Section; (f) to exercise any specific rights or remedies afforded Holder under any other provisions of the Loan Documents or by law or in equity or to recover under any guarantee given in connection with this Note; provided, however, that any personal liability of Maker or any general partner of Maker shall be limited as otherwise set forth in this Note and Section 9.4 of the Deed of Trust; (g) to recover from Maker the amount of any accrued taxes, assessments, and/or utility charges affecting the Property (whether or not the same have been billed) that are either unpaid by Maker or paid by Holder under the Deed of Trust, and to collect from Maker any sums expended by Holder in fulfilling the obligations of Maker, as lessor, under any leases affecting the Property; provided, however, that with respect to Maker's liability for accrued taxes, Maker shall be credited with any amounts escrowed by Maker for payment of such taxes under Section 4.4 of the Deed of Trust; and
(h) to pursue any personal liability of Maker under the Environmental Indemnity Agreement executed by Maker in favor of Holder of even date
herewith.   The agreement contained in this paragraph to limit the personal liability of Maker shall become null and void and be of no further force and effect in the event (i) that the Property or any part thereof or any interest therein, or any interest in Maker, shall be further encumbered by a voluntary lien securing any obligation upon which Maker or any General Partner (as such term is defined in the Deed of Trust) shall be personally liable for repayment, whether as obligor or guarantor; provided, however, that with respect to mechanic's or materialman's liens, this subsection (i) shall not become operative until the expiration of thirty (30) days after that date Maker receives written notice of such lien, during which thirty (30) days Maker may attempt to cause any such lien to be released of record or, in lieu thereof, furnish Holder with a bond in form and with sureties satisfactory to Holder indemnifying Holder against any loss, cost, damages, or expenses arising in connection with such lien; (ii) of any breach or violation of
Section 5.4, 5.5 or 5.7 of the Deed of Trust; (iii) of any fraud or material misrepresentation by Maker in connection with the Property, the Loan Documents or the application made by Maker for the loan evidenced by this Note; or (iv) Maker acts outside the ordinary course of business with respect to the Leases and such activity by Maker causes a loss to Holder; provided, however, if Maker operates the Property as any other prudent operator of an apartment complex in Garland, Texas would operate its property, no recourse liability to Maker shall arise under this subsection (iv). Notwithstanding the foregoing to the contrary, (A) in no event shall any General Partner have any personal liability for payment of the Additional Premium (as defined in the Deed of Trust), (B) upon the acceptance in writing by Holder of (1) a cure by Maker of a breach or violation of Section 5.4, 5.5 or 5.7 of the Deed of Trust, or
(2) the removal of any encumbrance described in Section 9.4(i) of the Deed of Trust, which acceptance may be granted or withheld in Holder's sole discretion exercised in good faith, the personal liability of Maker for the obligations evidenced by this Note incurred as a result of any such breach or violation of
Section 5.4, 5.5 or 5.7 or any such encumbrance described in Section 9.4(i) shall terminate, and (C) in no event shall George Krupp or Douglas Krupp be personally liable for the obligations evidenced by this Note.

         If Article 1.04 of the Texas Credit Code is applicable to this Note, and applicable Federal law does not permit a higher interest rate, the interest rate ceiling applicable to the loan evidenced by this Note shall be the "indicated rate ceiling", as defined in Article 1.04 of the Texas Credit Code.

         If any provision hereof or of any other document securing or related to the indebtedness evidenced hereby is, for any reason and to any extent, invalid or unenforceable, then neither the remainder of the document in which such provision is contained, nor the application of the provision to other persons, entities, or circumstances, nor any other document referred to herein, shall be affected thereby, but instead shall be enforceable to the maximum extent permitted by law.

         Each provision of this Note shall be and remain in full force and effect notwithstanding any negotiation or transfer hereof and any interest herein to any other Holder or participant.

         Regardless of the place of its execution, this Note shall be construed and enforced in accordance with the laws of the State of Texas.

         MAKER AND HOLDER KNOWINGLY, IRREVOCABLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS NOTE, THE DEED OF TRUST, OR ANY OTHER LOAN DOCUMENTS, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE, THE DEED OF TRUST, OR ANY OTHER LOAN DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR TO ANY LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR MAKER AND HOLDER TO ENTER INTO THE LOAN TRANSACTION EVIDENCED BY THIS NOTE.

         EXCEPT AS EXPRESSLY HEREIN PROVIDED, MAKER HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE UNDER APPLICABLE LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT PREPAYMENT CHARGE, WHETHER VOLUNTARILY OR UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND AGREES THAT, IF FOR ANY REASON A PREPAYMENT OF ALL OR ANY PART OF THIS NOTE IS MADE, WHETHER VOLUNTARILY OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER FOR ANY REASON, INCLUDING, WITHOUT LIMITATION, AS A RESULT OF ANY PROHIBITED OR RESTRICTED TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION OF THE PROPERTY OR ANY PART THEREOF SECURING THIS NOTE, THEN MAKER SHALL BE OBLIGATED TO PAY (EXCEPT AS OTHERWISE PROVIDED IN THIS NOTE), CONCURRENTLY WITH SUCH PREPAYMENT, EITHER (i) THE PREPAYMENT PREMIUM PROVIDED FOR IN THIS NOTE, OR (ii) IN THE EVENT OF PREPAYMENT FOLLOWING ACCELERATION OF THE MATURITY DATE HEREOF WHEN THIS NOTE IS CLOSED TO PREPAYMENT, THE PREPAYMENT
PREMIUM PROVIDED IN SECTION 1.23 OF THE DEED OF TRUST.   MAKER HEREBY DECLARES
THAT HOLDER'S AGREEMENT TO MAKE THE LOAN EVIDENCED BY THIS NOTE AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION, GIVEN INDIVIDUAL WEIGHT BY MAKER, FOR THIS WAIVER AND AGREEMENT.


                   IN WITNESS WHEREOF, Maker has duly executed this Note as of the date first above written.

WINDSOR PARTNERS LIMITED PARTNERSHIP, a Texas limited partnership

By: ST Windsor Corporation, a Texas corporation, its General Partner     //,




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